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                                                                     Exhibit 2.2

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                              INLIGHTEN.COM, INC.,

                 FCI SERVICES INC., FORWARD COMMUNICATIONS INC.,

                        LARRY G. BROWN AND ROSE A. DUDNEY

                       DATED EFFECTIVE AS OF MAY 20, 1999



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                            STOCK PURCHASE AGREEMENT

       This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into effective as of May 20, 1999 by and among Inlighten.com, inc., a Delaware corporation ("PURCHASER"), FCI Services Inc., a Texas corporation ("SERVICES"), Inc., and Forward Communications Inc., a Texas corporation ("COMMUNICATIONS") (Services and Communications are referred to in this Agreement individually as a "COMPANY" and collectively as the "COMPANIES"), and Larry G. Brown and Rose A. Dudney (together, the "SHAREHOLDERS").

                                    RECITALS

       A. The Boards of Directors of each of the Companies and the Purchaser believe it is in the best interests of each company and their respective stockholders that Purchaser acquire each of the Companies through the purchase of the outstanding capital stock of the Companies owned by the Shareholders.

       B. Pursuant to terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of each of the Companies ("COMPANY CAPITAL STOCK") shall be purchased for cash.

       C. The Companies, the Shareholders, and the Purchaser desire to make certain representations, warranties, and other agreements in connection with the purchase hereby.

       NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                    ARTICLE I
                                  THE PURCHASE

       1.1 THE PURCHASE. At the Closing (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement, each Shareholder shall sell to the Purchaser, and the Purchaser shall purchase from each Shareholder, that number of shares of Common Stock of the Companies set forth opposite the names of such Shareholder on attached Schedule 1.1. Each Shareholder shall transfer all of his or her right, title and interest in and to the Company Capital Stock being conveyed hereby, free and clear of any lien, security interest or other encumbrance of any nature and free of any claim by any person to or against the Company Capital Stock.

       1.2 PURCHASE PRICE. The Purchase price of the Company Capital Stock shall be cash in the amount of $7,500,000, payable in the amounts set forth on
Schedule 1.1, by means of wire transfers pursuant to the wire transfer instructions set forth on Schedule 1.2. (the "PURCHASE PRICE").

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       1.3 CLOSING. Unless this Agreement is earlier terminated pursuant to
Section 8.1, the closing of the purchase of the Company Capital Stock (the "CLOSING") will take place as promptly as practicable, but no later than five
(5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of the Purchaser, 3811 Turtle Creek Boulevard, Suite 600, Dallas, Texas 75219, unless another place or time is agreed to by Purchaser and the Companies. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE."


                                   ARTICLE II
        REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND SHAREHOLDERS

       Except as disclosed in a document dated as of the date hereof specifically referencing the appropriate schedule or section number to the representations, warranties or covenants in this Agreement which reasonably identifies the basis for an exception to a representation, warranty or covenant in this Agreement and which is delivered by the Companies to Purchaser prior to the execution of this Agreement (the "COMPANY SCHEDULES"), each of the Companies and the Shareholders represent and warrant to Purchaser as set forth below.

       2.1 ORGANIZATION OF THE COMPANIES. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each Company has the corporate power to own its properties and to carry on its business as now being conducted. Each Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a material adverse effect on the business, financial condition, results of operations, assets (including intangible assets), liabilities or prospects of such Company (hereinafter referred to as a "MATERIAL ADVERSE EFFECT"). Each Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Purchaser.

       2.2 COMPANY CAPITAL STRUCTURE.

           (a) The authorized capital stock of each Company is as set forth in
SCHEDULE 2.2. The Company Capital Stock is held of record by the persons and in the amounts set forth on SCHEDULE 1.1. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of any Company or any agreement to which any Company is a party or by which it is bound.

           (b) There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Company is a party or by which it is bound obligating any Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold,


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repurchased or redeemed, any shares of the capital stock of any Company or obligating any Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. The holders of Company Capital Stock have been or will be given, or shall have properly waived, any required notice prior to the Closing, and all such rights will be terminated at or prior to the Closing. As a result of the purchase hereby, the Purchaser will be the record and sole beneficial owner of all capital stock of the Company and rights to acquire or receive such capital stock.

       2.3 SUBSIDIARIES. Each Company does not have and has never had any subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

       2.4 AUTHORITY. Each Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Company. This Agreement has been duly executed and delivered by each Company and constitutes the valid and binding obligation of each Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by each Company does not, and, as of the Closing, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Articles of Incorporation or Bylaws of any Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any Company or its properties or assets, except with respect to the preceding clause (ii) for any Conflict which could not reasonably be expected to have a Material Adverse Effect. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party (so as not to trigger any Conflict) is required by or with respect to any Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on SCHEDULE 2.4, and
(iv) where the failure to obtain or make any such consent, waiver, approval, order, authorization, registration, declaration or filing could not reasonably be expected to have a Material Adverse Effect.


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       2.5 COMPANY FINANCIAL STATEMENTS. SCHEDULE 2.5 sets forth the Companies'
audited balance sheet as of December 31, 1998 on a combined basis with those of Forward Freight, Inc. (the "BALANCE SHEET") and the related audited statements of operations, shareholders' equity and cash flows for the twelve-month period then ended and the footnotes thereto as well as the Companies' combined unaudited balance sheet as of March 31, 1999 (the "INTERIM BALANCE SHEET") and the related unaudited statements of operations for the three-month period then ended (collectively, the "COMPANY FINANCIALS"). The Company Financials are correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Financials present fairly the financial condition and operating results of the Companies as of the dates and during the periods indicated therein, subject to normal year-end adjustments and the absence of full footnote disclosure in the case of unaudited financial statements, which such adjustments will not be material in amount or significance.

       2.6 NO UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULE 2.6, each Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (which is required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate, has not been reflected in the Interim Balance Sheet.

       2.7 NO CHANGES. Except as set forth in SCHEDULE 2.7, since the date of the Interim Balance Sheet, there has not been, occurred or arisen any:

           (a) transaction by any Company except in the ordinary course of business as conducted on the date of the Interim Balance Sheet and consistent with past practices;

           (b) amendments or changes to the Articles of Incorporation or Bylaws of any Company;

           (c) capital expenditure or commitment by any Company, either individually or in the aggregate, exceeding $25,000;

           (d) destruction of, damage to or loss of any material assets, business or customer of any Company (whether or not covered by insurance), having a loss value in excess of $25,000;

           (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

           (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by any Company;


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           (g) revaluation by any Company of any of its assets, in excess of
$25,000;

           (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of any Company, or any direct or indirect redemption, purchase or other acquisition by any Company of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

           (i) increase in the salary or other compensation payable or to become payable by any Company to any of its officers or directors and, except in the ordinary course of business, to any employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

           (j) sale, lease, license or other disposition of any of the assets or properties of any Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

           (k) amendment or termination of any material contract, agreement or license to which any Company is a party or by which it is bound;

           (l) loan by any Company to any person or entity, incurrence by any Company of any indebtedness, guaranteeing by any Company of any indebtedness, issuance or sale of any debt securities of any Company or guaranteeing of any debt securities of others, or creation of any security interest in any of any Company's assets or properties, except for commercial loans not exceeding $25,000 in the aggregate and incurred in the ordinary course of business, and advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

           (m) waiver or release of any right or claim of any Company, including any write-off or other compromise of any account receivable of any Company not in the ordinary course of business;

           (n) commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of any Company or its affairs, or any reasonable basis for any of the foregoing;

           (o) notice of any claim or potential claim of ownership by a third party of Company Intellectual Property Rights (as defined in Section 2.11 below) or of infringement by any Company of any third party's intellectual property rights;


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           (p) material change in pricing or royalties set or charged by any
Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Company Intellectual Property Rights to any Company;

           (q) event or condition of any character that has or could be reasonably expected to have a Material Adverse Effect on any Company; or

           (r) negotiation or agreement by any Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

       2.8 TAX AND OTHER RETURNS AND REPORTS.

           (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or, collectively, "TAXES", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

           (b) TAX RETURNS AND AUDITS. Except as set forth in SCHEDULE 2.8:

               (i) Each Company, as of the Closing, will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to such Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

               (ii) Each Company, as of the Closing: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

               (iii) Each Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against such Company, nor has any Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of any Company is currently in progress, nor has any Company been notified of any request for such an audit or other examination.


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               (v) Each Company does not have any liabilities for unpaid
federal, state, local and foreign Taxes which have not been accrued or reserved against on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and each Company does not have any knowledge of any basis for the assertion of any such liability attributable to any Company, or its assets or operations.

               (vi) Each Company has provided to Purchaser copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of such Company's incorporation.

               (vii) There are (and as of immediately following the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") on the assets of any Company relating to or attributable to Taxes.

               (viii) Each Company does not have any knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of any Company.

               (ix) Each Company's assets are not treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

               (x) As of the Closing, there will not be any contract, agreement, plan or arrangement to which any Company is a party, including but not limited to the provisions of this Agreement, covering any employee or former employee of any Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404, 280G or 162 of the Code.

               (xi) Each Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by such Company.

               (xii) Each Company is not a party to a tax sharing or allocation agreement nor does any Company owe any amount under any such agreement.

               (xiii) Each Company is not, nor has it been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

               (xiv) No adjustment relating to any Return filed by any Company has been proposed formally or, to the knowledge of any Company, informally by any tax authority to any Company or any representative thereof.

               (xv) Each Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on such Company's tax books and records.



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       2.9 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement
(non-compete or otherwise), commitment, judgment, injunction, order or decree to which any Company is a party or otherwise binding upon any Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of any Company, any acquisition of property (tangible or intangible) by any Company or the conduct of business by any Company. Without limiting the foregoing, each Company has not entered into any agreement under which any Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

       2.10 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

           (a) Each Company does not own real property, nor has any Company ever owned any real property. SCHEDULE 2.10(a) sets forth a list of all real property currently, or at any time in the past, leased by each Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

           (b) Each Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Company Financials or in SCHEDULE 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

           (c) Each Company has sole and exclusive ownership, free and clear of any Liens, of all customer files and other customer information relating to such Company's current and former customers (the "CUSTOMER INFORMATION"). No person other than a Company possesses any claim or rights with respect to use of the Customer Information.

       2.11 INTELLECTUAL PROPERTY.

           Schedule 2.11 sets forth all trade names, trademarks, service marks, and copyrights and their registrations and other intellectual property, owned by a Company or in which it has any rights or licenses, together with a brief description of each. The Stockholders have no knowledge of any infringement or alleged infringement by others of any of the Companies' trade names, trademarks, service marks, or copyrights or other intellectual property rights. The Companies have not infringed, nor are they now infringing, on any trade name, trademark,


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service mark, or copyright or other intellectual property rights belonging to any other person, firm, or corporation. Except as set forth in Schedule 2.11, the Companies are not parties to any license, agreement, or arrangement, whether as licensor, licensee, franchisor (other than as franchisor pursuant to the franchise agreements set forth in Schedule 2.11), franchisee, or otherwise, with respect to any trade names, trademarks, service marks, or applications for them, or any copyrights or other intellectual property rights. The Companies own, or hold adequate licenses or other rights to use, all trade names, trademarks, service marks, and copyrights and other intellectual property rights necessary for their business as now conducted by them, and that use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others.

       2.11A Y2K COMPLIANCE

           Each Company has taken reasonable steps to ensure that its products (including existing products and technology and products and technology currently under development) will accurately record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT"). Each Company has taken reasonable steps to ensure that its products will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. All of the Companies' internal computer and technology products and systems are Year 2000 Compliant.

       2.12 AGREEMENTS, CONTRACTS AND COMMITMENTS.

           (a) Except as set forth on SCHEDULE 2.12(a), each Company does not have, is not a party to and is not bound by:

               (i) any collective bargaining agreements,

               (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

               (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

               (iv) any employment or consulting agreement, contract or commitment (excluding "at will" employee relationships) with an employee or individual consultant or salesperson or any consulting or sales agreement, contract or commitment under which any firm or other organization provides services to any Company,

               (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be


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increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

               (vi) any fidelity or surety bond or completion bond,

               (vii) any lease of personal property having a value individually in excess of $50,000,

               (viii) any agreement of indemnification or guaranty,

               (ix) any agreement, contract or commitment containing any covenant limiting the freedom of any Company to engage in any line of business or to compete with any person,

               (x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000,

               (xi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Companies' business,

               (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause
(viii) hereof,

               (xiii) any purchase order or contract for the purchase of raw materials involving $50,000 or more,

               (xiv) any construction contracts,

               (xv) any distribution, joint marketing or development agreement,

               (xvi) any agreement pursuant to which any Company has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code, or

               (xvii) any other agreement, contract or commitment that involves $50,000 or more or is not cancelable without penalty within thirty (30) days.

           (b) Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in SCHEDULE 2.12(b), each Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or


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conditions of any End-User License or any agreement, contract or commitment required to be set forth on SCHEDULE 2.12(a) or SCHEDULE 2.11(b) (any such agreement, contract or commitment, a "CONTRACT"). Each Contract is in full force and effect and, except as otherwise disclosed in SCHEDULE 2.12(b), is not subject to any material default thereunder, of which any Company has knowledge, by any party obligated to a Company pursuant thereto. Following the Closing, each Company will be permitted to exercise all of such Company's rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which such Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

       2.13 INTERESTED PARTY TRANSACTIONS. Except as set forth on SCHEDULE 2.13, no officer, director or shareholder of any Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that any Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to, any Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in SCHEDULE 2.12(a) or SCHEDULE 2.11(b); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13.

       2.14 COMPLIANCE WITH LAWS. Except as set forth in Schedule 2.14, each Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

       2.15 LITIGATION. Except as set forth in SCHEDULE 2.15, there is no action, suit or proceeding of any nature pending, or to the Companies' knowledge, threatened against any Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in
SCHEDULE 2.15, there is no investigation pending or threatened against any Company, its properties or any of its officers or directors by or before any Governmental Entity. SCHEDULE 2.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has at any time challenged or questioned the legal right of any Company to manufacture, offer or sell any of its products in the present manner or style thereof.

       2.16 INSURANCE. Each Company maintains valid and enforceable insurance policies and fidelity bonds covering the assets, business, equipment, properties, and operations of such Company, and such insurance policies and fidelity bonds, which are identified in SCHEDULE 2.16, contain provisions which are reasonable and customary in such Company's industry, and there is no claim by any Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.



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All premiums due and payable under all such policies and bonds have been paid and each Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Each Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

       2.17 MINUTE BOOKS. The minute books of each Company made available to counsel for Purchaser are the only minute books of such Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of such Company.

       2.18 ENVIRONMENTAL MATTERS.

           (a) HAZARDOUS MATERIALS. Each Company has not operated any underground storage tanks, and has no knowledge of the existence, at any time, of any underground storage tank (or related piping or pumps), at any property that any Company has at any time owned, operated, occupied or leased. No Hazardous Materials (as defined below) are present as a result of the actions or omissions of any Company, or, to the Companies' knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that any Company has at any time owned, operated, occupied or leased.

           (b) HAZARDOUS MATERIALS ACTIVITIES. Each Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing, nor has any Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

           (c) PERMITS. Each Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of such Company's Hazardous Material Activities and other businesses of such Company as such activities and businesses are currently being conducted.

           (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Companies' knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of any Company. Each Company is not aware of any fact or circumstance which could involve any Company in any environmental litigation or impose upon any Company any environmental liability.

           (e) DEFINITION OF "HAZARDOUS MATERIALS". As used herein, "HAZARDOUS MATERIALS" shall mean any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, oil and petroleum products, urea-formaldehyde and all substances listed as a "hazardous substance," "hazardous waste," "hazardous material" or "toxic substance" or words of similar import, under any law, including but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended, and the regulations promulgated pursuant to such laws.

       2.19 BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES. Except as set forth on SCHEDULE 2.19, each Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

       2.20 EMPLOYEE MATTERS AND BENEFIT PLANS.

           (a) PLANS. Schedule 2.20 hereto contains a true and complete list of all the following agreements or plans of the Companies which are in effect and which pertain to any of the Personnel:

                  (i) "employee welfare benefit plans" and "employee pension benefit plans," as defined in Sections 3(l) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

                  (ii) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, health, hospitalization, medical, life insurance, vision, dental, prescription drug, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, group legal benefits, fringe benefits, or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which the Companies maintain or to which the Companies have any outstanding, present, or future obligation to contribute to or make payments under, whether voluntary, contingent, or otherwise (the plans, programs, policies, or arrangements described in clauses
(i) or (ii) are herein collectively referred to as the " Plans").

                  (iii) The Companies do not presently contribute and/or have never contributed or been obligated to contribute to a multiemployer plan as defined in section 3(37)(A) of ERISA.

                  (iv) No Plan is subject to Title IV of ERISA.

                  (v) No Plan has been terminated nor has any accumulated funding deficiency (as defined in Code Section 412(a)) been incurred, nor has any waiver from the Internal Revenue Service been received or requested.

           (j) EMPLOYMENT MATTERS. Each Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

           (k) LABOR. No work stoppage or labor strike against any Company is pending or, to the best knowledge of the Companies, threatened. Except as set forth in SCHEDULE 2.20(c), each Company is not involved in or, to the knowledge of any Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to any Company. Each Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to any Company. Except as set forth in SCHEDULE 2.20(c), each Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by any Company.

       2.21 EMPLOYEES. To the Companies' knowledge, no employee of any Company
(i) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Company because of the nature of the business conducted or presently proposed to be conducted by any Company or to the use of trade secrets or proprietary information of others and (ii) has given notice to any Company, nor is any Company otherwise aware, that any employee intends to terminate his or her employment with any Company.

       2.22 NO INTERFERENCE OR CONFLICT. To the knowledge of the Companies, no shareholder, officer, employee or consultant of any Company is obligated under any contract or agreement subject to any judgment, decree or order of any court or administrative agency that would interfere with such person's efforts to promote the interests of the Companies or that would interfere with the Companies' business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Companies' business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Companies' business as presently conducted or currently proposed to be conducted, will, to the knowledge of any Company, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

       2.23 GOVERNMENTAL AUTHORIZATIONS AND LICENSES. Each Company possesses all material consents, licenses, permits, grants or other authorizations issued to such Company by a Governmental Entity (i) pursuant to which such Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest therein (collectively called "COMPANY AUTHORIZATIONS"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit each Company to operate or conduct its business or hold any interest in its properties or assets.

       2.24 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Companies in this Agreement (as modified by the Company Schedules), nor any statement made in any schedule or certificate furnished by the Companies pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the shareholders of the Companies in connection with soliciting their consent to this Agreement, contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

       2.25 DISCLOSURE. No statement by the Companies or the Shareholders contained in this Agreement and the exhibits attached hereto and any written statement or certificate furnished or to be furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereby (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Except as disclosed in a document dated as of the date hereof specifically referencing the appropriate schedule or section number to the representations, warranties or covenants in this Agreement which reasonably identifies the basis for an exception to a representation, warranty or covenant in this Agreement and which is delivered by Parent to the Companies prior to the execution of this Agreement (the "PURCHASER SCHEDULES") , Purchaser represents and warrants to the Companies and Shareholders as follows:

       3.1 ORGANIZATION, STANDING AND POWER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Purchaser as a whole.

       3.2 AUTHORITY. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligations of Purchaser, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by Purchaser does not, and, as of the Closing, the consummation of the transactions contemplated hereby will not, constitute a Conflict with (i) any provision of the Certificate of Incorporation or Bylaws of Purchaser or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or their properties or assets, except, with respect to the preceding clause (ii), for any Conflict which could not reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets (including intangible assets), liabilities or prospects of Purchaser ("PURCHASER MATERIAL ADVERSE EFFECT"). No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict) is required by or with respect to Purchaser in connection with Purchaser's execution and delivery of this Agreement or its consummation of the transactions contemplated hereby, except for such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which are set forth on SCHEDULE 3.2, and where the failure to obtain or make any such consent, waiver, approval, order, authorization, registration, declaration or filing could not reasonably be expected to have a Purchaser Material Adverse Effect.

       3.3 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Purchaser has received any notice of assertion against Purchaser, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

       3.4 DISCLOSURE. No statement by Purchaser contained in this Agreement and the exhibits attached hereto and any written statement or certificate furnished or to be furnished to the Companies and Shareholders pursuant hereto or in connection with the transactions contemplated hereby (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

                                   ARTICLE IV
                                    [OMITTED]


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

       5.1 ACCESS TO INFORMATION. Each party shall afford the others and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning its business, properties and personnel (subject to restrictions imposed by applicable law) as the others may reasonably request, subject, in the case of Purchaser, to reasonable limits on access to its technical and other nonpublic information. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions of the parties to consummate this Agreement.

       5.2 CONFIDENTIALITY. Each party agrees to keep information or knowledge obtained in any investigation pursuant hereto, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential, and also agrees not to use such knowledge or information; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession on a non-confidential basis prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or is required to be disclosed under applicable federal securities laws or (f) which is disclosed in the course of any litigation between any of the parties hereto.

       5.3 EXPENSES. If the sale hereby is not consummated, all fees and expenses incurred in connection with this agreement including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses.

       5.4 PUBLIC DISCLOSURE. Unless otherwise required by law (including, without limitation, federal and state securities laws) prior to the Closing, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Purchaser and the Company prior to release, provided that such approval shall not be unreasonably withheld or delayed.

       5.5 CONSENTS. Each Company shall use its commercially reasonable efforts to obtain the consents, waivers and approvals of parties to any Contract as may be required in connection with the sale hereby, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing (all of such consents, waivers and approvals are set forth in Company Schedules) so as to preserve all rights of and benefits to each Company and Purchaser thereunder.

       5.6 FIRPTA COMPLIANCE. On or prior to the Closing Date, each Company shall deliver to Purchaser a properly executed statement in a form reasonably acceptable to Purchaser for purposes of satisfying Purchaser's obligations under Treasury Regulation Section 1.1445-2(c)(3).

       5.7 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to ensure that its representations and warranties remain true and correct in all material respects, and to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Purchaser shall not be required to agree to any divestiture by Purchaser or any Company or any of Purchaser's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Purchaser or its subsidiaries or affiliates or any Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

       5.8 NOTIFICATION OF CERTAIN MATTERS. The Companies shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Companies, of
(i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of a Company and Purchaser, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of a Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

       5.9 CERTAIN BENEFIT PLANS. At or prior to the Closing, the Companies shall terminate their existing profit sharing plan and cause the assets of the Plan to be distributed among its participants.

       5.10 COMPANY'S AUDITORS. Each Company will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Purchaser to comply with applicable SEC regulations, (ii) the review of each

Company's audit work papers for up to the past two fiscal years, including interim periods and access for review or examination of selected interim financial statements and data, and (iii) the delivery of such representations from each Company's independent accountants as may be reasonably requested by Purchaser or its accountants.

       5.11 NON-COMPETITION AGREEMENTS. Each Company and Shareholder shall deliver or use reasonable efforts to cause to be delivered to Purchaser an executed Non-Competition Agreement in substantially the form attached hereto as EXHIBIT C concurrently with the execution of this Agreement from each of the persons listed on SCHEDULE 5.11.

       5.12 RELEASES OF LIABILITY. Purchaser shall use its best efforts to obtain the release of the Shareholders from any personal liability or contingent liability due to their guaranty of any obligations of the Companies identified in SCHEDULE 5.12. If any such release is not obtainable, Purchaser shall indemnify the Shareholders against any liability therefor.

       5.13 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI
                            CONDITIONS TO THE CLOSING

       6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO CLOSE. The respective obligations of each party to this Agreement to close the transaction provided for herein shall be subject to the satisfaction at or prior to the Closing of the following conditions:

           (a) GOVERNMENT APPROVALS. All approvals of governments and governmental agencies necessary to consummate the transactions hereunder shall have been received.

           (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of this Agreement shall be in effect.

           (c) OPINION. Shareholders shall have received an opinion of Purchaser's counsel in the form attached hereto as Exhibit D.

       6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANIES. The obligations of each Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Companies:

           (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a material adverse effect on Purchaser; and the Company shall have received a certificate to such effect signed on behalf of Purchaser by a duly authorized officer of Purchaser.

           (b) AGREEMENTS AND COVENANTS. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Companies shall have received a certificate to such effect signed by a duly authorized officer of Purchaser.

           (c) OPINION. Shareholders shall have received the opinion of Purchaser's counsel substantially in the form of Exhibit D.

           (d) EMPLOYMENT AGREEMENT. Purchaser shall have executed and delivered the Employment Agreement with Rose Dudney in the form attached hereto as Exhibit E.

       6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

           (a) REPRESENTATIONS AND WARRANTIES AT SIGNING. The representations and warranties of each Company and Shareholder contained in this Agreement shall have been true and correct in all material respects (except for those representations and warranties which are by their terms qualified by a standard of materiality, which representations and warranties shall have been true and correct in all respects) as of the date of this Agreement.

           (b) REPRESENTATIONS AND WARRANTIES AT CLOSING. The representations and warranties of each Company and Shareholder contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties which are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date (without regard to any updates to the Company Schedules, unless otherwise agreed by Purchaser), except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a substantial adverse effect on the business, financial condition, results of operations, assets, liabilities or prospects of the Companies or Purchaser (hereinafter referred to as a "SUBSTANTIAL ADVERSE EFFECT"); and Purchaser shall have received a certificate to such effect signed on behalf of each Company by an executive officer of each Company.

           (c) AGREEMENTS AND COVENANTS. Each Company and Shareholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing (excluding solely the covenants of Section 5.5, the satisfaction of which shall not constitute a condition to Purchaser's obligations to consummate the transactions contemplated by this Agreement), except for non-performance of such agreements and covenants which neither has, nor reasonably could be expected to have, a Substantial Adverse Effect, and Purchaser shall have received a certificate to such effect signed by a duly authorized officer of the Company.

           (d) NON-COMPETITION AND EMPLOYMENT AGREEMENTS. Larry G. Brown shall have executed and delivered to Purchaser a Consulting and Non-Competition Agreement in the form attached hereto as EXHIBIT C, and Rose A. Dudney shall have executed and delivered to Purchaser an Employment Agreement in the form attached hereto as EXHIBIT E.

           (e) SUBSTANTIAL ADVERSE CHANGE. There shall not have occurred any adverse change in the business, assets (including intangible assets), liabilities, financial condition, results of operations or prospects of the Companies since the date of this Agreement having a Substantial Adverse Effect.

           (f) OPINION. Purchaser shall have received an opinion of Shareholders' counsel in the form attached hereto as Exhibit F.


                                   ARTICLE VII
                                 INDEMNIFICATION

       7.1 INDEMNIFICATION.

       (1) Purchaser's Losses. (a) Shareholders severally agree to indemnify and hold harmless Purchaser and the Company and their respective directors, officers, employees, representatives, agents and attorneys, successors and assigns from, against and in respect of any and all Purchaser's Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made the Company or Shareholders in or pursuant to this Agreement being untrue or incorrect in any respect; and (ii) any failure by the Company or Shareholders to observe or perform their covenants and agreements set forth in this Agreement or any other agreement or document executed by them in connection with the transactions contemplated hereby.

           (b) "Purchaser's Losses" shall mean all damages (including, without limitation, amounts paid in settlement with Shareholders' consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, liens, deficiencies, costs (including, without limitation, reasonable attorneys' fees), penalties, fines, interest, monetary sanctions and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce Purchaser's or such other persons' right to indemnification hereunder.

       (2) Shareholders' Losses. (a) Purchaser and the Company jointly and severally agree to indemnify and hold harmless Shareholders, and their respective representatives, agents, attorneys, successors and assigns from, against, for and in respect of any all Shareholders' Losses (defined below) suffered, sustained, incurred or required to be paid by either Shareholder by reason of (i) any representation or warranty made by Purchaser in or pursuant to this Agreement being untrue or incorrect in any respect; (ii) any failure by Purchaser to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby; (iii) those liabilities, obligations, claims, contingencies and encumbrances accruing or arising after the Closing in connection with the business of the Company, except to the extent that such liabilities, obligations, claims, contingencies or encumbrances are attributable to a breach of warranty, representation or covenant by the Company and/or Shareholders prior to the Closing; or (iv) those matters described in Section 5.12.

           (b) "Shareholders' Losses" shall mean all damages (including, without limitation, amounts paid in settlement with Purchaser's consent, which consent may not be reasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs (including, without limitation, reasonable attorneys' fees) and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce Shareholders' or such other persons' right to indemnification hereunder.

       (3) Notice of Loss. Except to the extent set forth in the next sentence, Purchaser and Shareholders will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within ten (10) days after the Indemnified Party (defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Purchaser's Losses, Shareholders, jointly and severally, shall be the Indemnifying Party and Purchaser, the Company and their respective directors, officers, employees, representatives, agents and attorneys shall be Indemnified Parties. With respect to Shareholders' Losses, Purchaser shall be the Indemnifying Party and Shareholders and their respective directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Party.

       (4) Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding ("Action") for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any Action at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not obligation, to participate at its own expense in defense thereof by counsel of its choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party fails to defend, contest or otherwise protect in a timely manner against any such Action, the Indemnified Party shall have the right, but not obligation, to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such Action or the compromise or settlement thereof; provided, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty days of receipt of notice. Failure to reject such notice within such thirty day period shall be deemed acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation undertaken by Indemnified Party with prior written consent of Indemnifying Party.

       (5) Cooperation. The Company, Purchaser, Shareholders and each of their Affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to EPA, OSHA, and EEOC matters.

       (6) Waiver of Contribution and Indemnification. Shareholders hereby waive and release any rights of indemnification or contribution they may have against the Companies as a result of payments made under this Article.

       (7) Time to Assert Claims. Any claim asserted pursuant to Section 7.1(1) or (2) above must be asserted by written notice given by one party to the other on or before the later of (i) the date of the release of the first audit report of Purchaser containing combined financial statements of Purchaser and the Companies and (ii) the date which is one (1) year from the date of Closing or the expiration of the statute of limitations period with respect to claims based on breaches of representations concerning taxes or environmental matters.

       (8) Access to Records. Shareholders, or their agents, shall be afforded reasonable access to Purchaser's and each Company's books and records during normal business hours upon reasonable notice for the purpose of verifying any claim against Shareholders hereunder. Shareholders or their agents may be required to sign an appropriate confidentiality agreement prior to any inspection of books and records hereunder. Purchaser or its agents shall be afforded reasonable access to the Shareholders' and each Company's books and records during normal business hours upon reasonable notice for the purpose of verifying any claim against Purchaser hereunder. Purchaser or its agents may be required to sign an appropriate confidentiality agreement prior to any inspection of books and records hereunder.

       (9) Limitations on Indemnification. Notwithstanding anything to the contrary, no Indemnifying Party shall have any liability (for indemnification or otherwise) or obligation to indemnify and Indemnified Party until the total of all Losses exceeds $150,000 and then, the Indemnifying Party shall be liable for all amounts of such Losses; provided that, in no event shall an Indemnifying Party have any liability (for indemnification or otherwise) or obligation to indemnify an Indemnified Party for any amounts of any Losses in excess of an aggregate amount of $1,000,000 (other than with respect to third party claims arising under Sections 2.8, 2.15 or 2.18). The limitations provided for in this Section shall be aggregated with the limitations set forth in Section 7.2(9) of the Agreement and Plan of Merger dated the date hereof among Purchaser and the Shareholders, among others.

       (10) Sole Remedy. The provisions of this Article VII shall be the sole remedies of the parties for any claim arising under this Agreement or as a result of the dealings of the parties leading up to and embodied in this Agreement, except with respect to acts or omissions constituting fraud or intentional misrepresentation.

       7.2 RESOLUTION OF CONFLICTS; ARBITRATION.

               (i) In case of any dispute between the parties under the indemnification provisions of this Agreement or the Escrow Agreement, the Shareholders and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.

               (ii) If no such agreement can be reached after good faith negotiation, either Purchaser or the Shareholders may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Purchaser and the Shareholders shall agree on such arbitrator; provided that if Purchaser and the Shareholders cannot agree on such arbitrator, either Purchaser or the Shareholders can request that the American Arbitration Association ("AAA") select the arbitrator. The arbitrator selected by AAA shall determine the dispute in accordance with Article VII of this Agreement. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate (as defined in the Escrow Agreement) shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

               (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Dallas County, Texas under the rules then in effect of the American Arbitration Association.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

       8.1 TERMINATION. Subject to the provisions of Sections 8.2 and 8.3 below, this Agreement may be terminated at any time prior to the Closing:

           (a) by mutual written consent of the Company and Purchaser;

           (b) by Purchaser or the Company if: (i) the Closing has not occurred before 5:00 p.m. (Central time) on June 30, 1999 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of this Agreement; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to this Agreement by any governmental entity that would make consummation of this Agreement illegal;

           (c) by Purchaser if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to this Agreement, by any Governmental Entity, which would: (i) prohibit Purchaser's or the Companies' ownership or operation of all or any portion of the business of the Companies or (ii) compel Purchaser or the

Companies to dispose of or hold separate all or a material portion of the business or assets of the Companies or Purchaser as a result of this Agreement;

           (d) by Purchaser if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Companies and (i) such breach has not been cured within ten (10) business days after written notice to the Companies (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied;

           (e) by any Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser and (i) such breach has not been cured within ten (10) business days after written notice to Purchaser (provided that, no cure period shall be required for a breach which by its nature cannot be cured), and (ii) as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied.

       8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or any Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.3 and 5.4 and Articles VIII and IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

       8.3 AMENDMENT. Except as is otherwise required by applicable law after the shareholders of each Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

       8.4 EXTENSION; WAIVER. At any time prior to the Closing, Purchaser and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                               GENERAL PROVISIONS

       9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to the Companies
            or the Shareholders:

            FCI Services Inc.
            Forward Communications Inc.
            1421 S. Belt Line Rd., Suite 400
            Coppell, Texas  75019
            Attn: Larry G. Brown
            Facsimile: (972)745-2407
            E-Mail:  larry@forwardcompanies.com

            with a copy to:
             Glast, Phillips & Murray, PC
             2200 One Galleria Tower
             13355 Noel Road
             Dallas, Texas  75240
             Attn:  James L. Kennedy, Jr.
             Facsimile: (972) 419-8329
             E-Mail: jkennedy@gpm-law.com


            If to Purchaser:

            Inlighten.com, inc.
            3811 Turtle Creek Boulevard, Suite 600
            Dallas, Texas  75219
            Attn: Steven B. Solomon
            Facsimile: (214) 520-0034
            E-Mail: sbsolomon@inlighten.com

             with a copy to:
             Wood, Exall & Bonnet, L.L.P.
             714 Jackson Street, Suite 300
             Dallas, Texas  75202
             Attn:  David A. Wood
             Facsimile: (214) 742-6155
             E-Mail: dwood@woodexall.com

       9.2 INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       9.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

       9.4. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

       9.5. SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

       9.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Texas for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

       9.7. RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

       9.8 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Mergers and shall (except to the extent that survival is necessary to resolve unsatisfied claims) terminate on the later of one (1) year after the Closing Date or the expiration of the relevant statute of limitations period with respect to tax or environmental matters.

         9.9 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                          -----SIGNATURES FOLLOW------

IN WITNESS WHEREOF, the Purchaser, the Companies and the Stockholders have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

INLIGHTEN.COM, INC.


By: /s/ STEVEN B. SOLOMON
    ----------------------------------
        Steven B. Solomon, President


FCI SERVICES INC.


By: /s/ LARRY G. BROWN
    ----------------------------------
       Larry G. Brown, President



FORWARD COMMUNICATIONS INC.


By: /s/ LARRY G. BROWN
    ----------------------------------
       Larry G. Brown, President


THE STOCKHOLDERS

/s/ LARRY G. BROWN
----------------------------
Larry G. Brown

/s/ ROSE A. DUDNEY
----------------------------
Rose A. Dudney